Exhibit 99.2

CANCER GENETICS, INC. SHAREHOLDER VOTING AGREEMENT

THIS VOTING AGREEMENT (“Agreement”), dated as of September 18, 2018, is made by and among NOVELLUSDX LTD., a company formed under the laws of the State of Israel (“NDX”) and the undersigned holder (“CGI Shareholder”) of the number and class set out Schedule 1 of shares (the “CGI Shares”) and/or options (“CGI Options”) and/or warrants (“CGI Warrants”) of CANCER GENETICS, INC., a Delaware corporation (“CGI”).

WHEREAS, NDX, Wogolos Ltd., a company formed under the laws of the State of Israel and registered under No. 51-588480-7 with the Israeli Registrar of Companies (“Merger Sub”), and CGI have entered into an Agreement and Plan of Merger, dated of even date herewith (as amended or modified from time to time, the “Merger Agreement”), providing for the merger of Merger Sub with and into CGI (the “Merger”);

WHEREAS, CGI Shareholder beneficially owns and has sole voting power with respect to the number of CGI Shares, and/or holds the CGI Options or CGI Warrants indicated on Schedule 1 attached hereto;

WHEREAS, as an inducement and a condition to the willingness of NDX to enter into the Merger Agreement, and in consideration of the substantial expenses incurred and to be incurred by them in connection therewith, CGI Shareholder has agreed to enter into and perform this Agreement; and

WHEREAS, all capitalized terms used in this Agreement without definition herein shall have the meanings ascribed to them in the Merger Agreement.

NOW, THEREFORE, in consideration of, and as a condition to, NDX’s entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by them in connection therewith, CGI Shareholder and NDX agree as follows:

1.	Agreement to Vote CGI Shares. CGI Shareholder agrees that, from and after the date hereof until the Expiration Date (as defined in Section 2 below) and except in the circumstance in which a CGI Adverse Recommendation Change shall have occurred and is continuing, at any meeting of the shareholders of CGI or any adjournment or postponement thereof, or in connection with any written consent of the shareholders of CGI, CGI Shareholder shall:

(a)	if such meeting or written consent pertains to any of the matters described in subparagraph (b) below, appear at such meeting or otherwise cause the CGI Shares and any New CGI Shares (as defined in Section 3 below) to be counted as present thereat for purposes of calculating a quorum; and

(b)	vote (or cause to be voted), or deliver a written consent (or cause a written consent to be delivered) covering, all of the CGI Shares and any New CGI Shares that CGI Shareholder shall be entitled to so vote: (i) in favor of adoption and approval of the Merger, the Merger Agreement, any and all other agreements related to the Merger or contemplated under the Merger Agreement and any and all other actions or transactions contemplated under the Merger Agreement; (ii) against any action, transaction or agreement that would reasonably be expected to result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of CGI or any of its Subsidiaries or Affiliates under the Merger Agreement or that would reasonably be expected to result in any of the conditions to CGI’s or any of its Subsidiaries’ or Affiliates’ obligations under the Merger Agreement not being fulfilled; (iii) against any CGI Takeover Proposal; and (iv) against any agreement, action, transaction or other matter that is intended to, or would reasonably be expected to, impede, interfere with, delay, postpone, discourage or materially and adversely affect the consummation of the Merger or any of the other actions or transactions contemplated under the Merger Agreement. CGI Shareholder shall not take or commit or agree to take any action inconsistent with the foregoing.

As used herein, the term “CGI Takeover Proposal” means any proposal or offer from any Person or group with respect to, in a single transaction or series of related transactions, any (i) direct or indirect acquisition of 20% or more of the consolidated assets of CGI (based on the fair market value thereof), (ii) direct or indirect acquisition of outstanding or newly issued CGI Ordinary Shares or other securities of CGI (including, without limitation, any outstanding or newly issued options, rights or warrants to purchase, or securities convertible into or exchangeable for, CGI Ordinary Shares or other securities having voting power) representing (after giving effect to such acquisition) 20% or more of the outstanding CGI Ordinary Shares or of the outstanding voting power of CGI, or any other direct or indirect acquisition of 20% or more of the outstanding voting power of CGI, regardless of the method, form or structure of such other direct or indirect acquisition, (iii) tender offer or exchange offer that if consummated would result, directly or indirectly, in any Person or group (or the shareholders of any Person or group) beneficially owning (the term or concept of “beneficial ownership” for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act and the rules and regulations thereunder) 20% or more of the outstanding CGI Ordinary Shares or the outstanding voting power of CGI or (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction involving CGI or any CGI Subsidiary. For the avoidance of doubt, the Merger and the other Transactions shall not be deemed a CGI Takeover Proposal. Wherever the term “group” is used in this Agreement, it used as defined in Rule 13d-3 under the Exchange Act.

2.	Expiration Date. As used in this Agreement, the term “Expiration Date” shall mean the earlier to occur of (a) the Effective Time, (b) the effective time and date of the termination of the Merger Agreement pursuant to Section 8.01 thereof or otherwise or (c) effective time and date of the termination of this Agreement upon mutual written agreement of the parties. Upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, such termination or expiration shall not relieve any party from liability for any breach of this Agreement or acts of bad faith prior to termination or expiration hereof.

3.	Additional Purchases. CGI Shareholder agrees that any share capital or other equity securities of CGI that CGI Shareholder purchases or with respect to which CGI Shareholder otherwise acquires sole or shared voting power after the execution of this Agreement and prior to the Expiration Date, whether by the exercise of any CGI Options, CGI Warrants or otherwise (“New CGI Shares”), shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted the CGI Ordinary Shares.

4.	Agreement to Retain CGI Shares. From and after the date hereof until the Expiration Date, CGI Shareholder shall not, directly or indirectly, (a) sell, assign, transfer, tender, or otherwise dispose of (including, without limitation, by the creation of any Liens (as defined in Section 5(c) below)) any CGI Shares or New CGI Shares, (b) deposit any CGI Shares or New CGI Shares into a voting trust or enter into a voting agreement or similar arrangement with respect to such CGI Shares or New CGI Shares or grant any proxy or power of attorney with respect thereto (other than this Agreement), (c) enter into any contract, option, commitment or other arrangement or understanding with respect to the direct or indirect sale, transfer, assignment or other disposition of (including, without limitation, by the creation of any Liens) any CGI Shares or New CGI Shares, or (d) take any action that would make any representation or warranty of CGI Shareholder contained herein untrue or incorrect or have the effect of preventing or disabling CGI Shareholder from performing CGI Shareholder’s obligations under this Agreement. Notwithstanding the foregoing, CGI Shareholder may make (w) any transfer by will or by operation of law or other transfers for estate-planning purposes, provided that in each such case the applicable transferee has signed a voting agreement in substantially the form hereof and, until the transferee has signed such voting agreement, this Agreement shall bind the transferee, (x) if CGI Shareholder is a partnership or limited liability company, a transfer to one or more partners or members of CGI Shareholder or to an affiliated corporation, trust or other business entity under common control with CGI Shareholder, or if CGI Shareholder is a trust, a transfer to a beneficiary, provided that in each such case the applicable transferee has signed a voting agreement in substantially the form hereof, and (y) any transfer as NDX may otherwise agree in writing in its sole discretion.

5.	Representations and Warranties of CGI Shareholder. CGI Shareholder hereby represents and warrants to NDX as follows:

(a)	CGI Shareholder has the full power and authority to execute and deliver this Agreement and to perform CGI Shareholder’s obligations hereunder;

(b)	this Agreement has been duly executed and delivered by or on behalf of CGI Shareholder and (assuming due authorization, execution and delivery by NDX), constitutes a valid and binding agreement with respect to CGI Shareholder, enforceable against CGI Shareholder in accordance with its terms, except as enforcement may be limited by the Bankruptcy Exceptions;

(c)	CGI Shareholder beneficially owns the number and class of CGI Shares indicated on Schedule 1, such CGI Shares are held by CGI free and clear of any liens, claims, charges or other encumbrances or restrictions of any kind whatsoever (“Liens”), will own any New CGI Shares free and clear of any Liens, and has sole, and otherwise unrestricted, voting power with respect to such CGI Shares (and will have sole, and otherwise unrestricted, voting power with respect to any New CGI Shares when acquired and thereafter), and none of the CGI Shares are subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the CGI Shares (and none of the New CGI Shares, when acquired or thereafter, will be subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the New CGI Shares), except as contemplated by this Agreement;

(d)	the execution and delivery of this Agreement by CGI Shareholder does not, and the performance by CGI Shareholder of his, her or its obligations hereunder and the compliance by CGI Shareholder with any provisions hereof will not, violate or conflict with, result in a material breach of or constitute a default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Liens on any CGI Shares or New CGI Shares pursuant to, any agreement, instrument, note, bond, mortgage, contract, lease, license, permit or other obligation or any order, arbitration award, judgment or decree to which CGI Shareholder is a party or by which CGI Shareholder is bound, or any law, statute, rule or regulation to which CGI Shareholder is subject and, in the event that CGI Shareholder is a corporation, partnership, trust or other entity, any bylaw or other organizational document of CGI Shareholder; and

(e)	the execution and delivery of this Agreement by CGI Shareholder does not, and the performance of this Agreement by CGI Shareholder does not and will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity by CGI Shareholder except for applicable requirements, if any, of the Exchange Act, and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by CGI Shareholder of his, her or its obligations under this Agreement in any material respect; and

(f)	there is no action, suit, investigation, complaint or other proceeding pending against or affecting CGI Shareholder or any CGI Shares or New CGI Shares of CGI Shareholder at Law or in equity before or by any Governmental Entity that would materially impair the ability of CGI Shareholder to perform its obligations under this Agreement on a timely basis.

6.	Irrevocable Proxy. Subject to the penultimate sentence of this Section 6, by execution of this Agreement, CGI Shareholder does hereby appoint NDX with full power of substitution and resubstitution, as CGI Shareholder’s true and lawful attorney and irrevocable proxy, to the fullest extent of the undersigned’s rights with respect to the CGI Shares and any New CGI Shares, to vote, if CGI Shareholder does not perform his, her or its obligations under this Agreement, each of such CGI Shares and New CGI Shares solely with respect to the matters and at the times set forth in Section 1 hereof. CGI Shareholder intends this proxy to be irrevocable and coupled with an interest hereunder until the Expiration Date. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the Expiration Date of this Agreement. CGI Shareholder hereby revokes any proxies previously granted with respect to the CGI Shares or the New CGI Shares and represents that none of such previously-granted proxies are irrevocable.

7.	No Solicitation. From and after the date hereof until the Expiration Date and subject to Section 11 hereof, CGI Shareholder will not, directly or indirectly, (i) solicit, initiate or knowingly facilitate any inquiries, proposals or offers that constitute, or that would reasonably be expected to lead to, a CGI Takeover Proposal, (ii) engage or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any non-public information in connection with, or for the purpose of facilitating, any inquiries, proposals or offers that constitute, or that would reasonably be expected to lead to, an CGI Takeover Proposal or (iii) execute or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, option or other similar agreement regarding, or that is intended to result in, or would reasonably be expected to lead to, any CGI Takeover Proposal. In the event that CGI Shareholder is a corporation, partnership, trust or other entity, it shall not permit any of its Subsidiaries or Affiliates to, nor shall it authorize any officer, director, partner, trustee, manager, managing member or representative of CGI Shareholder, or any of its Subsidiaries or Affiliates to, undertake any of the actions contemplated by this Section 7.

8.	No Legal Actions. Subject to Section 11 hereof, CGI Shareholder will not, in his, her or its capacity as a shareholder or creditor of CGI, bring, commence, institute, maintain, prosecute or voluntarily aid any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice by any Person alleging potential liability, which (i) challenges the validity or seeks to enjoin the operation of any provision of this Agreement or the Merger Agreement, or (ii) alleges that the execution and delivery of this Agreement by CGI Shareholder, either alone or together with the other voting agreements and proxies to be delivered in connection with the execution of the Merger Agreement, or the approval of the Merger Agreement by the Board of Directors of CGI, constitutes a breach of any fiduciary duty of the Board of Directors of CGI or any member thereof.

9.	[Intentionally Omitted.]

10.	Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with, and not exclusive of, any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any of the courts specified in Section 20 hereof, this being in addition to any other remedy to which they are entitled at Law or in equity.

11.	Directors and Officers. This Agreement shall apply to CGI Shareholder solely in CGI Shareholder’s capacity as a shareholder of CGI and/or holder of CGI Options, CGI Warrants and/or other rights to acquire CGI Shares or New CGI Shares, and not in such CGI Shareholder’s capacity as a director, officer or employee of CGI or any of its Subsidiaries or in such CGI Shareholder’s capacity as a trustee or fiduciary of any employee benefit plan or trust. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall (or require CGI Shareholder to attempt to) limit or restrict a director and/or officer of CGI in the exercise of his or her fiduciary duties consistent with the terms of the Merger Agreement as a director and/or officer of CGI or in his or her capacity as a trustee or fiduciary of any employee benefit plan or trust or prevent or be construed to create any obligation on the part of any director and/or officer of CGI or any trustee or fiduciary of any employee benefit plan or trust from taking any action in his or her capacity as such director, officer, trustee and/or fiduciary.

12.	No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in NDX any direct or indirect ownership or incidence of ownership of or with respect to any CGI Shares or New CGI Shares. All rights, ownership and economic benefits of and relating to the CGI Shares and, if any, New CGI Shares shall remain vested in and belong to CGI Shareholder, and NDX does not have authority to manage, direct, superintend, restrict, regulate, govern, or administer any of the policies or operations of CGI or exercise any power or authority to direct CGI Shareholder in the voting of any of the CGI Shares and New CGI Shares, except as otherwise provided herein.

13.	Termination. This Agreement shall terminate and shall have no further force or effect as of the Expiration Date. Notwithstanding the foregoing, nothing set forth in this Section 13 or elsewhere in this Agreement shall relieve either party hereto from any liability, or otherwise limit the liability of either party from any liability, for any breach of any obligation or other provision contained in this Agreement or for any acts of bad faith, in each case that occurred or were taken prior to the Expiration Date.

14.	Agreement to Support; Further Assurances; Appointment of Attorney-in-Fact. CGI Shareholder agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary under applicable laws to consummate the Merger and the other transactions or actions contemplated under the Merger Agreement on the terms and subject to the conditions set forth therein. Without limiting the generality of the foregoing, CGI Shareholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further agreements, consents, documents and other instruments as NDX may reasonably request for the purpose of consummating or making effective the Merger or any of the other transactions or actions contemplated under the Merger Agreement or this Agreement.

15.	Disclosure. CGI Shareholder hereby agrees that NDX or CGI may publish and disclose in the Form S-4, any resale registration statement relating thereto (including all documents and schedules filed with the SEC), the Proxy Statement, any prospectus filed with any regulatory authority in connection with the Merger and any related documents filed with such regulatory authority and as otherwise required by Law, such CGI Shareholder’s identity and ownership of CGI Shares and the nature of such CGI Shareholder’s commitments, arrangements and understandings under this Agreement and may further file this Agreement as an exhibit to the Form S-4 or prospectus or in any other filing made by NDX or CGI as required by Law or the terms of the Merger Agreement, including with the SEC, NASDAQ, or any other regulatory authority, relating to the Merger.

16.	Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) or by facsimile transmission (providing confirmation of transmission) to NDX in accordance with Section 9.02 of the Merger Agreement and to CGI Shareholder at its address set forth on Schedule 1 attached hereto (or at such other address for a party as shall be specified by like notice).

17.	Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

18.	Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of a party’s rights or obligations hereunder may be assigned or delegated by such party without the prior written consent of the other parties hereto, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such party without the other party’s prior written consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

19.	No Waivers. No waivers of any breach of this Agreement extended by NDX to CGI Shareholder shall be construed as a waiver of any rights or remedies of CGI with respect to any other shareholder of CGI who has executed an agreement substantially in the form of this Agreement with respect to CGI Shares or New CGI Shares held or subsequently held by such shareholder or with respect to any subsequent breach of CGI Shareholder or any other such shareholder of CGI. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

20.	Applicable Law; Jurisdiction. This Agreement and any dispute, controversy or claim arising out of, relating to or in connection with this Agreement, the negotiation, execution, existence, validity, enforceability or performance of this Agreement, or for the breach or alleged breach hereof (whether in contract, in tort or otherwise) shall be governed by and construed and enforced in accordance with the Laws of THE STATE OF DELAWARE, UNITED STATES OF AMERICA, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR OTHERWISE) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION; except that provisions related to the internal affairs of CGI, the fiduciary and other duties of its directors, the procedures for implementing, and effects of, the Merger, and all other provisions of, or transactions contemplated by, this Agreement that are expressly or otherwise required to be governed by the Laws of the State of Israel shall be governed by such Laws. Each of the parties hereto hereby (a) agrees that any claim, suit, action or other proceeding, directly or indirectly, arising out of, under or relating to this Agreement or its negotiation, will be heard and determined in the Chancery Court of the State of Delaware (and each agrees that no such claim, action, suit or other proceeding relating to this Agreement will be brought by it or any of its Affiliates except in such court), subject to any appeal, provided that if jurisdiction is not then available in the Chancery Court of the State of Delaware, then any such claim, suit, action or other proceeding may be brought in any Delaware state court or any federal court located in the State of Delaware and (b) irrevocably and unconditionally submits to the exclusive jurisdiction of any such court in any such claim, suit, action or other proceeding and irrevocably and unconditionally waives the defense of an inconvenient forum to the maintenance of any such claim, suit, action or other proceeding. Each of the parties hereto further agrees that, to the fullest extent permitted by applicable Law, service of any process, summons, notice or document by U.S. registered mail to such Person’s respective address set forth in Schedule 1, in the case of CGI Shareholder, and in Section 9.02 of the Merger Agreement, in the case of NDX, will be effective service of process for any claim, action, suit or other proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. The parties hereto hereby agree that a final judgment in any such claim, suit, action or other proceeding will be conclusive, subject to any appeal, and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

21.	Waiver of Jury Trial. THE PARTIES HERETO HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION OR PROCEEDING RELATED TO OR ARISING OUT OF THIS AGREEMENT, ANY DOCUMENT EXECUTED IN CONNECTION HEREWITH AND THE MATTERS CONTEMPLATED HEREBY AND THEREBY.

22.	No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Merger Agreement is executed by all parties thereto, and (b) this Agreement is executed by all parties hereto.

23.	Entire Agreement; Counterparts; Exchanges by Facsimile. This Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all parties by facsimile or electronic transmission via “.pdf” shall be sufficient to bind the parties to the terms and conditions of this Agreement.

24.	Amendment. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto.

25.	Construction.

(a)	For purposes of this Agreement, whenever the context requires, the singular number shall include the plural, and vice versa.

(b)	The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)	As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)	Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement, respectively.

(e)	The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[Remainder of Page has Intentionally Been Left Blank]

EXECUTED as of the date first above written.

NOVELLUSDX LTD.

By:
Name:
Title:

[Signature Page to CGI Shareholder Voting Agreement]

Name:

[Signature Page to CGI Shareholder Voting Agreement]

SCHEDULE 1

#	Name and Address of CGI Shareholder	CGI Shares	CGI Options	Other Rights
1.